EXHIBIT 99.1

	Contact:	Joseph F. Abely, President (781) 326-4700
\FOR IMMEDIATE RELEASE\
John Swanson Swanson Communications, Inc. (516) 671-8582

LOJACK CORPORATION REPORTS SECOND QUARTER 2003 RESULTS

        Westwood, MA. Aug. 8 — LoJack Corporation, (NASDAQ NMS: “LOJN”) reported today that revenue for the second quarter ended June 30, 2003 increased by 3% to $31,312,000, compared to $30,419,000 for the same period a year ago. Net income increased to $1,707,000, or $0.12 per diluted share, compared to net income of $28,000, or $0.00 per diluted share, for the second quarter a year ago.

        Revenues for the six months ended June 30, 2003 increased by 2% to $59,054,000, compared to revenues of $57,819,000 for the same period a year ago. Net income was $2,671,000, or $0.18 per diluted share, for the first six months of 2003, compared to $111,000, or $0.01 per diluted share, for the first six months of calendar year 2002.

        Domestic revenues increased by 5% in the second quarter to $25,989,000, compared to $24,783,000 for the same period a year ago, while international revenues of $5,323,000 for the second quarter were approximately 6% lower than year ago revenues of $5,636,000. Although product revenue, royalty income and license fees from international licensees of $5,133,000 increased by 17% in the second quarter, compared to $4,387,000 in the second quarter a year ago, there was a decline of $1,060,000 in component infrastructure sales to licensees. For the first six months of 2003, domestic revenues of $48,630,000 exceeded the prior year by $332,000, or 1%, while international revenues of $10,424,000 exceeded the prior year by $903,000, or 9%.

        Consolidated gross margin for the second quarter was 52%, compared to 49% for the same period a year ago. Domestic gross margin for the second quarter was 53%, compared to 51% for the same period a year ago, reflecting productivity initiatives designed to reduce the overall installed cost of the product. International gross margin for the second quarter increased to 48%, from 41% for the same period a year ago, largely due to increased product sales to licensees and lower sales of component infrastructure to licensees. For the first six months of calendar year 2003, consolidated gross margin was 51% compared to 49% for the same period a year ago. Domestic gross margin for the first six months of calendar year 2003 was 51% compared to 50% for the same period a year ago, while international gross margin was 48% compared to 44% for the same period a year ago.

        Operating income for the second quarter increased to $2,793,000, from $79,000 in the same period a year ago. For the first six months of calendar year 2003 operating income was $4,385,000, compared to $212,000 for the same period a year ago. The increase in operating income reflects higher revenues, a reduction in installed unit cost of LoJack products, decreased sales and marketing expenses, and decreased general and administrative expenses, partially offset by increased research and development costs.

        In announcing the results, Ronald J. Rossi, chairman, said, “Second quarter revenues of $31,312,000 were a record for any quarter for LoJack Corporation. We are also very pleased that net income and earnings per share for the company have shown a positive trend over the past four quarters. We expect to continue to have increasing profit growth during the remainder of the year as a result of growth in both our domestic and international revenues and our initiatives to increase productivity and improve operating efficiencies.

        “While new car sales were relatively flat in the second quarter, domestic revenues grew by 5%. Our nationwide introduction of our new Early Warning™ product during the first half of 2003 has been successful, with significant growth in Early Warning unit sales each month, although we defer revenue recognition over five years. Our international markets, particularly in South America and South Africa, also are performing very well, as evidenced by the 17% growth in product revenues, royalty income and license fees from existing licensees. During the second quarter Motorola began manufacturing LoJack units in Brazil, which should contribute to increased sales in this country in future quarters. We also anticipate continued growth in our international business as we open new markets in Europe and assist other licensees in South America to grow their businesses.”

        LoJack Corporation is the recognized world-leader in stolen vehicle recovery technology. In the U.S., its stolen vehicle recovery system, utilized by law enforcement agencies, has maintained more than a 90 percent successful recovery rate during the seventeen years it has been on the market. The LoJack System operates coast-to-coast in 21 states and the District of Columbia, representing the areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack is operated by law enforcement and security organizations in more than 26 international markets in Europe, Africa, Asia and the Latin America.

        To access the webcast of the company’s conference call to be held at 9:00 AM EDT, Friday, August 8, 2003 log onto: http://www.firstcallevents.com/service/ajwz386969182gf12.html. An archive of the webcast will be available through www.lojack.com (click “quick links”, click “newsroom”, click “press releases”) until superseded by the next quarter’s earnings release and related webcast.

        From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risk and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for the company’s future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

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LoJack Corporation
Condensed Income Statement Data (Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended June 30,
	2003	2002

Revenues	$ 31,312	$ 30,419
Gross margin	16,165	14,853
Research & development	889	409
Sales & marketing	8,508	9,707
General, administrative and depreciation	3,975	4,658
Operating income	2,793	79
Pre-tax income	2,799	44
Net income	1,707	28

Diluted earnings per share	$ 0.12	$ 0.00
Weighted average diluted common
shares outstanding	14,780,329	14,681,784

	Six Months Ended June 30,
	2003	2002

Revenues	$ 59,054	$ 57,819
Gross margin	29,960	28,338
Research & development	1,565	856
Sales & marketing	15,581	19,033
General, administrative and depreciation	8,429	8,237
Operating income	4,385	212
Pre-tax income	4,379	177
Net income	2,671	111

Diluted earnings per share	$ 0.18	$ 0.01
Weighted average diluted common
shares outstanding	14,760,005	14,770,027

LoJack Corporation
Condensed Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash	$ 3,889	$ 1,367
Accounts receivable, net	21,403	19,152
Inventories	8,213	7,965
Deferred taxes and other assets	4,019	5,752

Total current assets	37,524	34,236

Property and equipment, net	14,885	13,404
Deferred taxes and other assets	6,865	7,363

Total assets	$59,274	$55,003

Liabilities and stockholders' equity

Current liabilities:
Current portion of capital leases	$ 1,193	$ 1,504
Accounts payable	10,699	10,950
Accrued and other liabilities	1,862	1,392
Customer deposits	314	794
Deferred revenue	5,254	4,527
Accrued compensation	2,639	2,214

Total current liabilities	21,961	21,381

Accrued compensation and
other long term liabilities	388	508

Deferred revenue	13,081	11,682

Capital lease obligations	520	1,064

Total liabilities	35,950	34,635

Stockholders' equity	23,324	20,368

Total liabilities and
Stockholders' equity	$59,274	$55,003

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “LoJack Investor Relations” during the fiscal year (click “quick links”, click “newsroom”, click “investor relations”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.